Exhibit 16.1

April 25, 2008

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read the statements of Geospatial Holdings, Inc. (formerly known as Kayenta Kreations, Inc.) pertaining to our firm included under Item 4.01 of Form 8-K to be filed on or about April 25, 2008 and agree with such statements as they pertain to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Sincerely,

/s/ Pritchett, Siler & Hardy, P.C.

PRITCHETT, SILER & HARDY, P.C.